As filed with the Securities and Exchange Commission on July 29, 2026
Registration No. 333-288925
Registration No. 333-280977
Registration No. 333-273476
Registration No. 333-266367
Registration No. 333-258256
Registration No. 333-240043
Registration No. 333-232329
Registration No. 333-226367
Registration No. 333-219496
Registration No. 333-212722
Registration No. 333-207658
Registration No. 333-197373
Registration No. 333-192024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1 to
Form S-8 Registration No. 333-288925
Form S-8 Registration No. 333-280977
Form S-8 Registration No. 333-273476
Form S-8 Registration No. 333-266367
Form S-8 Registration No. 333-258256
Form S-8 Registration No. 333-240043
Form S-8 Registration No. 333-232329
Form S-8 Registration No. 333-226367
Form S-8 Registration No. 333-219496
Form S-8 Registration No. 333-212722
Form S-8 Registration No. 333-207658
Form S-8 Registration No. 333-197373
Form S-8 Registration No. 333-192024
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CRITEO S.A.
(Exact name of registrant as specified in its charter)

Grand Duchy of Luxembourg (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)

5 Place de la Gare, L-1616 Luxembourg, Grand Duchy of Luxembourg (Address of Principal Executive Offices)	L-1616 (Zip Code)
Amended 2016 Stock Option Plan
Amended and Restated 2015 Performance-Based Restricted Stock Units Plan
Amended and Restated 2015 Time-Based Restricted Stock Units Plan
2014 Stock Option Plan
2014 Free Share Plan
2013 Free Share Plan
2013 Stock Option Plan
2012 Stock Option Plan
2011 Stock Option Plan
2010 Stock Option Plan
2009 Stock Option Plan FR/US
BSA Subscription Plan
BSPCE Subscription Plan
(Full title of the plans)
National Registered Agents, Inc.
160 Greentree Dr., Suite 101
Dover, DE 19904
(Name and address of agent for service)
(302) 674-4089
(Telephone number, including area code, of agent for service)
Copies to:

Sinead M. Kelly	Frederic Franckx	Ryan Damon Chief Legal and Transformation Officer

Baker & McKenzie LLP	Loyens & Loeff Luxembourg SARL	Criteo S.A.
101 California Street, Suite 4100	18-20 rue Edward Steichen	5 Place de la Gare,
San Francisco, CA 94111-6107	L-2540, Luxembourg, Grand Duchy of Luxembourg	L-1616, Luxembourg, Grand Duchy of Luxembourg
Tel: (415) 576-3000	Tel: +352 4662 30	Tel: +352 27866850
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Post-Effective Amendment (this “Post-Effective Amendment” or this “Amendment”) to the below listed Registration Statements (as defined below) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Criteo S.A., a Luxembourg public limited liability company (“Lux Criteo”), as the successor issuer to Criteo S.A., a French public limited liability company (“French Criteo” or the “Predecessor Registrant”). On July 29, 2026 (the “Effective Time”), pursuant to a corporate redomiciliation from France to Luxembourg via a cross-border conversion (the “Conversion”), French Criteo was converted, without being dissolved, wound up or placed into liquidation, into Lux Criteo, thereby transferring its registered office and central administration to the Grand Duchy of Luxembourg, while retaining its legal personality and continuing the terms of office of its directors as of the Effective Time. This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed by the Predecessor Registrant with the Securities and Exchange Commission (the “Commission”):
•Registration No. 333-192024 originally covering up to 14,501,226 ordinary shares (“French Criteo Ordinary Shares”), €0.025 nominal value per share, of French Criteo under French Criteo’s 2009 Stock Option Plan FR/US, 2010 Stock Option Plan, 2011 Stock Option Plan, 2012 Stock Option Plan, 2013 Stock Option Plan, BSA Subscription Plan, BSPCE Subscription Plan and 2013 Free Share Plan.
•Registration No. 333-197373 originally covering up to 9,935,710 French Criteo Ordinary Shares under French Criteo’s 2014 Stock Option Plan, 2014 Free Share Plan and BSA Subscription Plan.
•Registration No. 333-207658 originally covering up to 2,834,786 French Criteo Ordinary Shares under French Criteo’s 2015 Performance-Based Free Share Plan and 2015 Time-Based Free Share Plan.
•Registration No. 333-212722 originally covering up to 4,600,000 French Criteo Ordinary Shares under French Criteo’s 2016 Stock Option Plan, Amended and Restated 2015 Performance-Based Free Share Plan, Amended and Restated 2015 Time-Based Free Share Plan and BSA Subscription Plan.
•Registration No. 333-219496 originally covering up to 4,600,000 French Criteo Ordinary Shares under French Criteo’s 2016 Stock Option Plan, Amended and Restated 2015 Performance-Based Free Share Plan, Amended and Restated 2015 Time-Based Free Share Plan and BSA Subscription Plan.
•Registration No. 333-226367 originally covering up to 4,200,000 French Criteo Ordinary Shares under French Criteo’s 2016 Stock Option Plan, Amended and Restated 2015 Performance-Based Free Share Plan, Amended and Restated 2015 Time-Based Free Share Plan and BSA Subscription Plan.
•Registration No. 333-232329 originally covering up to 6,200,000 French Criteo Ordinary Shares under French Criteo’s Amended 2016 Stock Option Plan, Amended and Restated 2015 Performance-Based Free Share Plan, Amended and Restated 2015 Time-Based Free Share Plan and BSA Subscription Plan.
•Registration No. 333-240043 originally covering up to 6,463,000 French Criteo Ordinary Shares under French Criteo’s Amended 2016 Stock Option Plan, Amended and Restated 2015 Time-Based Restricted Stock Units Plan, and Amended and Restated 2015 Performance-Based Restricted Stock Units Plan.
•Registration No. 333-258256 originally covering up to 7,800,000 French Criteo Ordinary Shares under French Criteo’s Amended 2016 Stock Option Plan, Amended and Restated 2015 Time-Based Restricted Stock Units Plan, and Amended and Restated 2015 Performance-Based Restricted Stock Units Plan.
•Registration No. 333-266367 originally covering up to 9,000,000 French Criteo Ordinary Shares under French Criteo’s Amended 2016 Stock Option Plan, Amended and Restated 2015 Performance-Based Restricted Stock Units Plan, and Amended and Restated 2015 Time-Based Restricted Stock Units Plan.

•Registration No. 333-273476 originally covering up to 7,000,000 French Criteo Ordinary Shares under French Criteo’s Amended 2016 Stock Option Plan, Amended and Restated 2015 Performance-Based Restricted Stock Units Plan and Amended and Restated 2015 Time-Based Restricted Stock Units Plan.
•Registration No. 333-280977 originally covering up to 7,000,000 French Criteo Ordinary Shares under French Criteo’s Amended 2016 Stock Option Plan, Amended and Restated 2015 Performance-Based Restricted Stock Units Plan and Amended and Restated 2015 Time-Based Restricted Stock Units Plan.
•Registration No. 333-288925 originally covering up to 7,000,000 French Criteo Ordinary Shares under French Criteo’s Amended 2016 Stock Option Plan, Amended and Restated 2015 Performance-Based Restricted Stock Units Plan and Amended and Restated 2015 Time-Based Restricted Stock Units Plan.
As a result of the Conversion, at the Effective Time, each French Criteo Ordinary Share was converted into one share of Lux Criteo (“Lux Criteo Ordinary Shares” or “shares”), each time-based restricted stock unit and performance-based restricted stock unit of French Criteo continued as a time-based restricted stock unit and performance-based restricted stock unit, respectively, of Lux Criteo and each option or warrant to obtain French Criteo Ordinary Shares continued as an option or warrant to obtain an equal number of Lux Criteo Ordinary Shares, respectively.
In addition, the offerings under each of the 2009 Stock Option Plan FR/US, 2010 Stock Option Plan, 2011 Stock Option Plan, 2012 Stock Option Plan, 2013 Stock Option Plan, 2013 Free Share Plan, 2014 Stock Option Plan, 2014 Free Share Plan and BSPCE Subscription Plan (collectively, the “Prior Plans”) have terminated, no further awards will be made under the Prior Plans and no awards previously granted under the Prior Plans remain outstanding. In accordance with the undertakings made by the Registrant in the following Registration Statements – Registration No. 333-192024 and Registration No. 333-197373 – this Post-Effective Amendment is being filed to remove from registration all of the shares previously registered for offering and sale by the Registrant pursuant to the Prior Plans that remain unsold and unissued as of the date hereof, and such Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such shares. No other securities registered for offering and/or sale pursuant to the Registration Statements are being deregistered hereby, and this Post-Effective Amendment shall not affect any awards granted or to be granted under the Amended 2016 Stock Option Plan, Amended and Restated 2015 Performance-Based Restricted Stock Units Plan, Amended and Restated 2015 Time-Based Restricted Stock Units Plan and BSA Subscription Plan.
Unless the context otherwise requires or otherwise expressly stated, all references herein to the “Registrant” (i) for periods until the Effective Time, refer to French Criteo and its consolidated subsidiaries and (ii) for periods after the Effective Time, refer to Lux Criteo and its consolidated subsidiaries.
PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents, previously filed by the Registrant with the Commission, are incorporated by reference herein and shall be deemed to be a part hereof, except to the extent that information therein is deemed furnished and not filed pursuant to securities laws and regulations:
(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 26, 2026, and Form 10-K/A, filed with the Commission on April 28, 2026;
(b)The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on May 6, 2026;

(c)The Registrant’s Current Reports on Form 8-K, filed with the Commission on July 29, 2026, June 29, 2026, April 28, 2026, February 27, 2026, February 13, 2026, and January 7, 2026 (excluding information furnished pursuant to Item 2.02 or Item 7.01);
(d)the Registrant’s Definitive Proxy Statement filed with the Commission on May 8, 2026 (but only with respect to information required by Part III of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025); and
(e)The Registrant’s description of its shares, incorporated by reference to the “Description of Lux Criteo Shares” contained in the Registrant’s Proxy Statement / Prospectus, filed with the Commission on January 22, 2026.
In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 or included as an exhibit, prior to the filing of a post-effective amendment to the Registration Statements, as applicable, which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statements and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statements to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statements.
Item 4.    Description of Securities.
Not applicable.  The class of securities to be offered is registered under Section 12 of the Exchange Act.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Lux Criteo is validly organized and existing under the laws of the Grand Duchy of Luxembourg.
The potential liability of directors in a Luxembourg public limited liability company (société anonyme) is governed by the Luxembourg law of August 10, 1915 on commercial companies, as amended (the “Luxembourg Company Law”), the Luxembourg Civil Code and the Luxembourg Criminal Code. Amongst other provisions dealing with directors’ liability, the Luxembourg Company Law provides that the directors, the members of the management committee and the directeur général (chief executive officer) of a company shall be liable to the company in accordance with the general law for the execution of the mandate given to them and for any misconduct in the management of the company’s affairs. The Luxembourg Company Law further provides that the directors shall be jointly and severally liable both towards the company and any third parties for damages resulting from the violation of the Luxembourg Company Law or the articles of association of the Registrant (the “Articles”). The directors and the members of the management committee shall be discharged from such liability in the case of a violation to which they were not a party provided that no misconduct is attributable to them and they have reported such violation, as regards members of the board of directors, to the first general meeting, and as regards members of the management committee, during the first meeting of the board of directors after they acquired knowledge thereof.

Exhibit No.	Description

4.1
Articles of Association of the Registrant (as of July 29, 2026) (English translation) (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K12B, filed with the Commission on July 29, 2026).

5.1*	Opinion of Loyens & Loeff Luxembourg SARL.

23.1*	Consent of Deloitte & Associés, Independent Registered Public Accounting Firm.

23.2*	Opinion of Loyens & Loeff Luxembourg SARL (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Post-Effective Amendment to the Registration Statement on Form S-8).

99.1
Amended 2016 Stock Option Plan (including forms of Stock Option Grant Agreement and Exercise Notice) (English translation) (incorporated by reference from Appendix A-1 to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on May 8, 2026).

99.2
Amended and Restated 2015 Time-Based Restricted Stock Units Plan (including form of Grant Letter) (English translation) (incorporated by reference from Appendix B-1 to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on May 8, 2026).

99.3
Amended and Restated 2015 Performance-Based Restricted Stock Units Plan (including form of Grant Letter) (English translation) (incorporated by reference from Appendix C-1 to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on May 8, 2026).

99.4
Summary of BSA Terms and Conditions (incorporated by reference from Exhibit 10.7 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Commission on February 29, 2016).

99.5
Form of BSA Grant Document (English Translation) (incorporated by reference from Exhibit 99.5 to the Registrant’s Registration Statement on Form S-8 (File No. 333-232329), filed with the Commission on June 25, 2019).

* Filed herewith.
Item 9.    Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act.
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
[THE NEXT PAGE IS THE SIGNATURE PAGE]

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Luxembourg, Grand Duchy of Luxembourg, on July 29, 2026.

CRITEO S.A.

By:	/s/ Michael Komasinski
Michael Komasinski,
Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Michael Komasinski, Sarah Glickman and Ryan Damon as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement(s), and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on July 29, 2026.

Signature	Capacity	Date

/s/Michael Komasinski	Chief Executive Officer and Director	July 29, 2026
Michael Komasinski,	(Principal Executive Officer)

/s/ Sarah Glickman	Chief Financial Officer	July 29, 2026
Sarah Glickman	(Principal Financial Officer and Principal Accounting Officer)

/s/ Nathalie Balla	Director	July 29, 2026
Nathalie Balla

/s/ Stefanie Jay	Director	July 29, 2026
Stefanie Jay

/s/ Frederik van der Kooi	Director	July 29, 2026
Frederik van der Kooi

/s/ Marie Lalleman	Director	July 29, 2026
Marie Lalleman

/s/ Edmond Mesrobian	Director	July 29, 2026
Edmond Mesrobian

/s/ Rachel Picard	Director	July 29, 2026
Rachel Picard

/s/ Ernst Teunissen	Director	July 29, 2026
Ernst Teunissen

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the undersigned as the duly authorized representative in the United States of Criteo S.A. in Luxembourg, Grand Duchy of Luxembourg, on July 29, 2026.

CRITEO S.A.

By:	/s/ Michael Komasinski
Michael Komasinski,
Chief Executive Officer